                                                                     EXHIBIT 2.2

                            STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT (this "Agreement"), dated November 1, 2000, between Fairfield Communities, Inc., a Delaware corporation (the "Company"), and Cendant Corporation, a Delaware corporation ("Cendant").

     WHEREAS, the Company, Cendant and Grand Slam Acquisition Corp., a Delaware corporation and a subsidiary of the Company ("Merger Sub"), are entering into a Merger Agreement of even date herewith (the "Merger Agreement", terms defined therein and not otherwise defined herein having the same meanings when used herein), which provides, among other things, that upon the terms and subject to the conditions contained therein, Merger Sub will be merged (the "Merger") with and into the Company; and

     WHEREAS, the Company has agreed, in order to induce Cendant to enter into the Merger Agreement, to grant the Option (as hereinafter defined).

     NOW THEREFORE, in consideration of the premises and the representations, warranties, mutual covenants and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Grant of Option.  The Company hereby grants Cendant an irrevocable option
     ---------------
(the "Option") to purchase, subject to the terms and conditions set forth herein, up to 8,448,027 shares (the "Company Shares") of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), together with the rights (the "Rights") associated with such shares issued pursuant to the Rights Agreement, dated as of September 1, 1992, as amended, between the Company and The First National Bank of Boston (as successor of Society National Bank), as Rights Agent (the "Rights Agreement"), in the manner set forth below at a price equal to the value, based on the Average Trading Price, of the Merger Consideration per share (the "Exercise Price"); provided, however, that if the
                                                --------  -------
Company Stockholders Meeting shall not have occurred, the Exercise Price shall be calculated using an Average Trading Price equal to the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Parent Common Stock reported on the NYSE Composite Tape for the 20 consecutive Trading Days ending on (and including) the Trading Day immediately prior to the date of the Exercise Notice (as defined herein); provided, further, that in no event shall the number of
                     --------  -------
shares of the Company Common Stock for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of the Company Common Stock. References herein to the Company Shares shall also be deemed to include the associated Rights.

2.   Exercise of Option.  The Option may be exercised by Cendant, in whole or in
     ------------------
part, at any time or from time to time. In the event Cendant wishes to exercise the Option, Cendant shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of the Company Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing"), which date shall not be less than two nor more than thirty days after the later of (x) the date such

Exercise Notice is given and (y) the expiration or termination of any applicable waiting period under the HSR Act. The Option shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Cendant is or may be entitled to the payment specified in Section 5.8 thereof); and (iii) 5:00 p.m., New York City time, on the date that is the one year anniversary of the termination of the Merger Agreement in connection with which Cendant is or may be entitled to the payment specified in Section 5.8 thereof or if, at the expiration of such one year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

3.   Conditions to Closing.  The obligation of the Company to issue the Company
     ---------------------
Shares to Cendant hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated and (ii) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental entity in the United States shall be in effect, that prohibits or restrains the exercise of the Option pursuant to the terms of this Agreement.

4.   Closing.  At any Closing, (a) upon receipt of the payment provided for by
     -------
this Section 4, the Company will deliver to Cendant a single certificate in definitive form representing the number of the Company Shares designated by Cendant in its Exercise Notice, such certificate to be registered in the name of Cendant and to bear the legend set forth in Section 12 of this Agreement, and
(b) Cendant will deliver to the Company the aggregate price for the Company Shares so designated in an amount equal to the product obtained by multiplying the Exercise Price by the number of Company Shares to be purchased by wire transfer of immediately available funds payable to the Company pursuant to the Company's instructions. At any Closing at which Cendant is exercising the Option in part, Cendant shall present and surrender this Agreement to the Company, and the Company shall deliver to Cendant an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of the Company Common Stock purchasable hereunder.

5.   Representations and Warranties of the Company.  The Company represents and
     ---------------------------------------------
warrants to Cendant that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Cendant, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, the availability of injunctive relief and other equitable remedies, and limitations imposed by law on indemnification for liability under securities laws, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, 8,448,027 unissued Company Shares and such other shares of the Company Common Stock or other securities which may be issued pursuant to Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those (i) created by or through Cendant, or any of its affiliates, (ii) which arise under this Agreement, or
(iii) which arise under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws), (e) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Certificate of Incorporation or By-laws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to the Company, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), individually or in the aggregate would prevent or materially delay the exercise by Cendant of the Option or any other right of Cendant under this Agreement, or (f) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not result in a "Triggering Event" under the Rights Agreement, and (g) except as described in Section 3.1(d) of the Merger Agreement or this Agreement, and other than the HSR Act and, with respect to
Section 9 hereof, compliance with the provisions of the Securities Act and any applicable state securities laws, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

6.   Representations and Warranties of Cendant.  Cendant represents and warrants
     -----------------------------------------
to the Company that (a) Cendant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Cendant and the consummation by Cendant of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cendant and no other corporate proceedings on the part of Cendant are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Cendant and constitutes a valid and binding obligation of Cendant, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Cendant in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of injunctive relief and other equitable remedies and limitations imposed by law on indemnification for liability under applicable securities laws, (d) the execution and delivery of this Agreement by Cendant does not, and the performance of this Agreement by Cendant will not, result in any Violation pursuant to (A) any provision of the charter documents of Cendant, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to it or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cendant or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would, individually or in the aggregate have a material adverse effect on Cendant's ability to consummate the transactions contemplated by this Agreement, (e) except as described in Section 3.2(c) of the Merger Agreement, and other than the HSR Act and, with respect to Section 9 hereof, compliance with the provisions of the Securities Act and any applicable state securities laws, the execution and delivery of this Agreement by Cendant does not, and the performance of this Agreement by Cendant will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Company Shares acquired upon exercise of the Option will not be, and the Option is not being, acquired by Cendant with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

7.   Put Right.
     ---------

     (a) Exercise of Put. At any time during which the Option is exercisable pursuant to Section 2 or would be exercisable but for the circumstances referred to in Section 2(iii) of this Agreement (the "Repurchase Period"), upon demand by Cendant, Cendant shall have the right to sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Cendant (the "Put"), all or any portion of the Option, at the price set forth in clause (i) below, or all or any portion of the Company Shares purchased by Cendant pursuant hereto, at a price set forth in clause (ii) below:

          (i) the product of multiplying (A) the difference between the "Market/Offer Price" for shares of the Company Common Stock as of the date (the "Notice Date") the notice of exercise of the Put is given to the Company (defined as the higher of (x) the highest price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Company Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Offer Price") and (y) the average of the closing prices of shares of the Company Common Stock on the New York Stock Exchange for the five trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, by (B) the number of Company Shares purchasable pursuant to the Option (or portion thereof with respect to which Cendant is exercising its rights under this Section 7). In determining the Market/Offer Price, the value of consideration other than cash or stock as provided above shall be determined by a nationally recognized investment banking firm selected by Cendant and reasonably acceptable to the Company.

          (ii) the product of multiplying (A) the Exercise Price paid by Cendant for the Company Shares acquired pursuant to the Option plus, assuming the Market/Offer Price is greater than the Exercise Price, the difference between the Market/Offer Price and the Exercise Price, by
          (B) the number of Company Shares so purchased.

     (b) Payment and Redelivery of Option or Shares. In the event Cendant exercises its rights under this Section 7, the Company shall, within two business days of the Notice Date, pay the required amount to Cendant by wire transfer in immediately available funds to an account specified by Cendant two business days prior to the date that payment is due and Cendant shall surrender to the Company the Option or the certificates evidencing the Company Shares purchased by Cendant pursuant hereto, and Cendant shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

8.   Restrictions on Certain Actions.  Until the termination of the option
     -------------------------------
pursuant to Section 2, the Company shall not adopt any Rights Agreement or shareholder rights plan or any amendment thereto in any manner which would cause Cendant, if Cendant has complied with its obligations under this Agreement and the Merger Agreement, to become an "Acquiring Person" under such Rights Agreement or shareholder rights plan solely by reason of the beneficial ownership of the Company Shares acquired pursuant to this Agreement.

9.   Registration Rights.
     -------------------

(a) Demand. The Company will, if requested in writing (a "Registration Notice") by Cendant at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file registration statements under the Securities Act if such registration or the obtaining of a receipt for a prospectus is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to Cendant upon exercise of the Option ("Registrable Securities") in accordance with the intended method of sale or other disposition stated by Cendant. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of Company Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Cendant shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Cendant's rights hereunder shall terminate at such time as Cendant shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Company will use its reasonable best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that the Company shall not be required to qualify to do
      --------  -------
business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. The Company will use reasonable efforts to cause each such registration statement to become effective and to obtain a (final) receipt for each such prospectus, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective or the date of the (final) receipt for such prospectus as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate during any 12-month period if the board of directors of the Company shall have determined that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company, or the Company would be required under the Securities Act to include audited financial statements for any period in such registration statement or prospectus and such financial statements are not yet available for inclusion in such registration statement or prospectus. Subject to applicable law, the expenses associated with the preparation and filing any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby ("Registration Expenses"), will be paid by the Company except for underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of one law firm acting as Cendant's counsel related thereto. In connection with any registration statement or prospectus pursuant to this
Section 9, Cendant shall furnish, or cause any holder of the Option or Company Shares (a "Holder") to furnish, the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act and to provide representations and warranties customary for selling stockholders who are unaffiliated with the Company. In addition, Cendant shall, and Cendant shall cause each Holder to contractually agree to, indemnify and hold the Company, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to the Company expressly for use in such registration statement.

(b) Piggyback. If, during the time periods referred to in the first sentence of subsection (a), the Company effects a registration under the Securities Act of the Company Common Stock for its own account or for any other stockholders of the Company pursuant to a firm commitment underwriting (other than on Form S-4 or Form S-8, or any successor form), it will allow Cendant the right to participate in such registration or qualification as long as Cendant participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering, and such participation will not affect the obligation of the Company to effect demand registration statements or prospectuses for Cendant under this Section 9; provided, that, if the managing
                                               --------
underwriters of such offering advise the Company in writing that in their opinion the number of shares of the Company Common Stock requested to be included in such registration or qualification exceeds the number that it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Cendant pro rata (based on the number of shares of Company Common Stock requested to be included therein) with the shares of Company Common Stock requested to be included therein by persons other than the Company and persons to whom the Company owes a contractual obligation (other than any director, officer or employee of the Company to the extent any such person is not currently owed such contractual obligation).

(c)  In connection with any registration or qualification pursuant to this
Section 9, the Company and Cendant will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration or qualification. The Company shall provide to any underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

(d) If the Company's securities of the same type as the Company Common Stock beneficially owned by Cendant are then authorized for quotation or trading or listing on The New York Stock Exchange (the "NYSE") or any other securities exchange or automated quotations system, the Company, upon the request of Cendant, shall promptly file an application, if required, to authorize for quotation, trading or listing such shares of the Company Common Stock on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

10.  Adjustment Upon Changes in Capitalization.
     -----------------------------------------

(a) In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1 of this Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Cendant shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Cendant would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that any additional shares of Company Common Stock otherwise become outstanding after the date of this Agreement (other than pursuant hereto), the number of shares of Company Common Stock subject to the Option shall be increased to equal 19.9% of the number of shares of Company Common Stock then issued and outstanding.

(b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Cendant or another direct or indirect wholly-owned subsidiary of Cendant, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Cendant or another direct or indirect wholly-owned subsidiary of Cendant, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cendant or another direct or indirect wholly-owned subsidiary of Cendant, then, and in each such case, the Company shall immediately so notify Cendant, and the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein. Cendant shall, upon exercise of the Option, receive for each Company Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Option is then exercisable).

11.  Profit Limitation.
     -----------------

(a) Notwithstanding any other provision of this Agreement, in no event shall the Total Payment (as hereinafter defined) received by Cendant and its affiliates exceed $32,000,000 and, if it otherwise would exceed such amount, Cendant, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to the Option, (ii) deliver to the Company for cancellation Company Shares previously purchased by Cendant (valued, for the purposes of this Section 11(a) at the average closing sales price per share of Company Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such date) as reported by the NYSE for the twenty consecutive trading days preceding the day on which the Total Payment exceeds $32,000,000, (iii) pay cash to the Company, or (iv) any combination thereof, so that the actually realized Total Payment shall not exceed $32,000,000 after taking into account the foregoing actions.

(b) As used herein, the term "Total Payment" shall mean the sum (before taxes) of the following: (i) any amount received by Cendant pursuant to Section 7 hereof, (ii) (x) the net cash amounts received by Cendant pursuant to the sale, within twelve months following exercise of the Option, of Company Shares (or any other securities into which such Company Shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate Exercise Price for such shares, (iii) any amounts received by Cendant upon transfer of the Option (or any portion thereof) to any unaffiliated party, and (iv) the amount actually received by Cendant pursuant to Section 5.8 of the Merger Agreement.

(c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Cendant to receive or relieve the Company's obligation to pay a fee pursuant to

Section 5.8 of the Merger Agreement.

12.  Restrictive Legends.  Each certificate representing shares of the Company
     -------------------
Common Stock issued to Cendant hereunder shall include a legend in substantially the following form:

          "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF
          AND THE COMPANY AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY
          OF A WRITTEN REQUEST THEREFOR."

The Company shall, upon written request of the holder thereof, issue such holder a new certificate evidencing such Company Shares without such legend in the event (i) the sale of such Company Shares has been registered pursuant to the Securities Act, or (ii) such holder shall have delivered to the Company an opinion of counsel to the effect that subsequent transfers of such Company Shares may be effected without registration under the Securities Act.

13.  Listing and HSR Filing.  The Company, upon request of Cendant, shall as
     ----------------------
promptly as practicable file an application to list Company Shares to be acquired upon exercise of the Option for listing or quotation on the NYSE and shall use its reasonable efforts to obtain approval for such quotation as promptly as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Cendant Shares subject to the Option at the earliest practicable date.

14.  Binding Effect;  No Assignment.  This Agreement shall be binding upon and
     ------------------------------
inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement and except for any assignment by Cendant, in whole or in part, to a wholly-owned, direct or indirect, subsidiary of Cendant (provided that any such subsidiary agrees in writing to be bound by and liable for all of the terms, conditions and provisions contained herein that would otherwise be applicable to Cendant and provided further that Cendant shall remain liable for all of its duties and obligations hereunder in the event such subsidiary shall fail to perform hereunder), neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of law or otherwise), without the written consent of the other party and any attempt to do so in contravention of this Section 14 will be void. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

15.  Specific Performance.  The parties recognize and agree that if for any
     --------------------
reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction or injunctions restraining any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Courts of the State of Delaware located in the County of New Castle (or, if such court lacks subject matter jurisdiction, any appropriate federal court in the State of Delaware (collectively, the "Courts") any of the appeals courts thereof. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense that there is adequate remedy at law.

16.  Entire Agreement.  This Agreement and the Merger Agreement (including the
     ----------------
Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior discussions, representations and warranties, agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

17.  Further Assurances.  Subject to the terms and conditions hereof, if Cendant
     ------------------
exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, each party will execute and deliver all such further documents and instruments and take all such further action including obtaining necessary regulatory approvals and making necessary filings (including, without limitation, filings under the HSR Act and filings with the NYSE) as may be necessary in order to consummate the transactions contemplated hereby (including the issuance, registration and listing of the Company Shares). To the extent that the Option becomes exercisable, the Company will not take any actions which would frustrate the exercise of the Option.

18.  Interpretation.  When a  reference is made in this Agreement to Sections,
     --------------
such reference shall be to a Section of to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meaning contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

19.  Severability.  The invalidity or unenforceability of any provision of this
     ------------
Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, under any present or future law, public policy or order, and if the rights or obligations of any party hereto under this Agreement or the Merger Agreement, and the economic or legal substance of the transactions contemplated hereby and thereby, will not be materially and adversely affected thereby, (i) such provision will be fully severable and (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order to the maximum extent possible to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

20.  Notices.  Any notice, request, claim, demand or communication required or
     -------
permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) on the date of delivery if delivered personally, including by courier, (b) upon receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (c) upon receipt if sent by facsimile transmission, provided that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties to the addresses or facsimile numbers set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     If to the Company to:

     Fairfield Communities, Inc.
     8669 Commodity Circle
     #200
     Orlando, Florida 32819
     Facsimile No.: (407) 370-5222
     Attention: General Counsel

     with a copy to (which shall not constitute notice):

     Jones, Day, Reavis & Pogue
     2727 North Harwood Street
     Dallas, Texas 75201
     Facsimile No.: (214) 969-5100
     Attention: Mark V. Minton

     If to Cendant:

     Cendant Corporation
     Six Sylvan Way
     Parsippany, NJ  07054
     Facsimile No.: (973) 496-5335
     Attention: General Counsel

     with a copy to (which shall not constitute notice):

     Skadden, Arps, Slate, Meagher & Flom LLP
     Four Times Square
     New York, NY 10036-6522
     Facsimile No.: (212) 735-2000
     Attention:   David Fox

21.  Governing Law.  This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of Delaware applicable to contracts executed and to be performed fully within such State, without giving effect to the principles of conflicts or choice of law thereof or any other jurisdiction.

22.  Headings.  The headings contained in this Agreement are for reference
     --------
purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.  Counterparts.  This Agreement may be executed in one or more counterparts,
     ------------
all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

24.  Expenses.  Except as otherwise expressly provided herein or in the Merger
     --------
Agreement, all costs and expenses incurred by a party in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, shall be paid by the party incurring such expenses.

25.  Amendments; Waiver.  This Agreement may be amended by the parties hereto
     ------------------
and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument in writing signed on behalf of the party waiving compliance.

26.  Consent to Jurisdiction.  Each of the parties hereto irrevocably agrees
     -----------------------
that any action, suit, claim or other legal proceeding with respect to this Agreement or in respect of the transactions contemplated hereby brought by any other party hereto or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware or any appeals courts thereof (the "Delaware Courts"), and each of the parties hereto irrevocably submits with regard to any such proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any Delaware Court or from any legal process commenced in any Delaware Court (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the proceeding in any Delaware Court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by a Delaware Court. Notwithstanding the foregoing, each of the parties hereto agrees that the other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

27.  Remedies Cumulative.  Except as otherwise herein provided, the rights and
     -------------------
remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

28.  Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes
     ----------------------------------------------
the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

29.  Limitations on Warranties.
     -------------------------

(a) Except for the representations and warranties contained in this Agreement and the Merger Agreement, the Company makes no other express or implied representation or warranty to Cendant. Cendant acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of the Company or any other person other than the representations and warranties of the Company set forth in this Agreement or the Merger Agreement.

(b) Except for the representations and warranties contained in this Agreement and the Merger Agreement, Cendant makes no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Cendant or any other person other than the representations and warranties of Cendant set forth in this Agreement and the Merger Agreement.

30.  Date for Any Action.  In the event that any date on which any action is
     -------------------
required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                               FAIRFIELD COMMUNITIES, INC.

                              By:  /s/ James G. Berk
                                 ---------------------------------
                              Name:  James G. Berk
                              Title: President and CEO

                              CENDANT CORPORATION

                              By:   /s/ James E. Buckman
                                 ---------------------------------
                              Name:  James E. Buckman
                              Title: Vice Chairman, General Counsel and
                                     Assistant Secretary